Exhibit 10.5
LEASE AGREEMENT
     THIS LEASE (“Lease”) is made effective July 01, 2005 by GTS Services LLC, an Ohio limited liability company, of 5876 Darrow Road, Hudson, Ohio 44236 (“Landlord”), and Group Transportation Services, Inc. of 5876 Darrow Road, Hudson, Ohio 44236 (“Tenant”).
RECITALS
     A. Landlord owns the land, two office buildings, and improvements located at 5874 and 5876 Darrow Road, City of Hudson Village, County of Summit and State of Ohio (the “Property”) as noted on Exhibit A attached and made a part hereof by reference.
     B. Landlord desires to lease a portion of the Property consisting of approximately 24,000 square feet of the office building located at 5876 Darrow Road and which portion is further illustrated on attached Exhibit B (“Premises”). The Premises include the right to use certain common areas that exist for all the Tenants in the building such as ingress and egress hallways, kitchen, and bathrooms.
     In consideration of the foregoing, the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:
1.	Lease. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, all according to the terms and conditions in this Lease.

2.	Term. This Lease is for a term of 15 years, beginning July 1, 2005, and ending June 30, 2020 (the “Term”), unless earlier terminated.

3.	Base Rent. During the Term, as base rent for the Premises, Tenant must annually pay to Landlord $336,000.00 US Dollars, payable in equal monthly installments of $28,000 without demand or set-off on the first day of each calendar month. If a monthly installment is not received by Landlord by the fifth (5) day from the due date thereof, a late fee of 5% of the unpaid balance will be immediately due and payable, but in no event shall such late charge exceed a maximum charge now or hereafter established by law. During each lease year, after lease year one, the rent will be increased by 3% per year. For example, commencing on the first day of the second lease year, the monthly base rent will be $28,840 ($28,000 x 1.03 = $28,840). On the first day of the third lease year, the monthly base rent will be $29,705.20 ($28,840 x 1.03 = $29,705.20).
Additional Rent: Tenant shall pay its pro rata share of operating expenses on a monthly basis for the following items:
(A)	All real estate taxes and assessments imposed upon the Property for the term.

(B)	Trash removal, landscaping, snow removal and sewage expenses

(C)	Repairs and maintenance of the Property and the cost of supplies, tools, materials labor and equipment used in connection therewith.

(D)	Premiums and other charges incurred by Landlord with respect to the insurance on the Property.

(E)	All other operating and maintenance expenses directly related to the maintenance and upkeep of the Premises and those operating and maintenance expenses of the Property except for expenses directly associated with the building located at 5874 Darrow Road, Hudson, Ohio.
For purposes of this Section, Tenant’s pro rata share will be 100% (24,000 square feet divided by 24,000 square feet.)
4.	Security Deposit. Upon execution of this Lease, Tenant must deposit with Landlord $56,000.00 to secure performance of Tenant’s obligations. If Tenant defaults in the performance of any obligation under this Lease, Landlord may apply all or a portion of the security deposit on account of Tenant’s obligations. Tenant shall promptly reimburse Landlord for any funds so expended. Any balance of the deposit remaining upon termination of this Lease and full performance of Tenant’s obligations shall be returned to Tenant, without interest, within 30 days after the termination of this Lease.

Tenant’s Improvements: Owner shall provide tenant improvements in accordance with a mutually acceptable plan, which will be provided at Tenant’s sole expense. It is contemplated that Tenant’s improvements will include non-structural improvements including, but not limited to: carpet, paint, kitchen build-out, construction of interior offices and all inspection fees and other fees associated with the project.

5.	Expenses. Tenant will be solely responsible for the payment of all expenses, costs, charges and obligations relating to or arising out of the Premises, including, but not limited to, all charges and expenses for utilities, electricity, telephone, and communication services. If any utility is not able to be separately metered, then it will be prorated in accordance with Section 3 above.

6.	Tenant’s Maintenance. Tenant, at its expense, will maintain in all respects the interior of the Premises in good condition, except for reasonable wear and tear, and except for damage by fire or other casualty, including biannual maintenance inspections of the HVAC system and quarterly cleaning of all carpeted areas. In addition, Tenant will be responsible for any damage to the Premises caused by any extraordinary or excessive use by the negligence or other tortious acts of Tenant, its employees, agents, contractors, licensees, or invitees.

7.	Landlord’s Maintenance. Landlord will maintain in good condition and repair, all structural portions of the Premises, including, but not limited to, the roof, walls and exterior columns, footings, foundations and structural floors. Exterior painting will also be the Landlord’s responsibility. To the extent that repairs or replacements of sidewalks, parking areas and drives are required, Landlord will provide the same. Landlord will also provide, at the tenant’s expense, all necessary maintenance and repairs made necessary by tenant’s actions and keep in good operating condition, the water, gas, electrical, plumbing, heating, ventilating, air conditioning, and all other mechanical and utility systems and facilities serving the Premises. The tenant will notify landlord immediately in the event of maintenance, repair or replacement needs by contacting Landlord during business hours at (330) 603-8963. Tenant agrees to grant Landlord reasonable access to the Premises to perform all maintenance, repairs and replacement set forth herein. Landlord agrees to give Tenant 24 hour notice prior to its entry into the premises unless there is an emergency and said notice is not possible. Landlord maintenance items set forth above will be charged to and paid for by the Tenant if the work relates directly to the Premises. Otherwise, Landlord maintenance expenses will be paid for by the Tenant on a pro rata basis as set forth in Section 3 above.

8.	Alterations to Premises. At its sole expense, and with Landlord’s prior written consent, Tenant may make alterations and improvements to the Premises, but Tenant may make no exterior or structural alterations or improvements to any portion of the Premises. Except as otherwise provided herein, all alterations and improvements to the Premises will become the property of Landlord upon the termination of this Lease.

9.	Condition of Premises. TENANT COVENANTS AND AGREES THAT THE PREMISES ARE FURNISHED AS IS, WHERE IS, WITHOUT WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

10.	Government Regulations. At its sole cost and expense, Tenant must promptly comply with all statutes, ordinances, rules, orders, regulations and requirements of the federal, state and local governments pertaining to Tenant’s use and occupancy of the Premises.

11.	Quiet Enjoyment. While Tenant is not in default, Tenant shall have the right of sole possession and quiet enjoyment of the Premises under the terms of the Lease, except to the extent otherwise provided in this Lease.

12.	Lien-Free Use of Premises. The Premises will remain the property of Landlord and title will remain in Landlord exclusively. Except for liens existing as of the date of this Lease, Tenant must keep the Premises free from any and all liens and claims, and Tenant must not do or permit any act or thing to be done whereby title or right to the Premises may be encumbered or impaired. Whenever requested, Tenant must give Landlord immediate notice of any attachment or other judicial process affecting the Premises and must defend and indemnify Landlord from any loss or damage caused thereby. Tenant must pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use on the Premises, which claims are or may be secured by any mechanics’ or materialmen’s lien against the Premises or any interest therein.

13.	Use of Premises; Waste; Nuisance. Tenant represents and agrees that it will conduct its business and control its agents, employees, invitees, licensees, and visitors in a safe and lawful manner and neither create nor permit to exist any nuisance on or about the

Premises, nor commit waste of the Premises. Tenant must use the Premises solely for the purpose of general office use.

14.	Casualty. If any part of the Premises is damaged, Landlord must promptly repair and restore the Premises to a condition substantially the same as immediately before the damage, but Landlord is not required to pay more for the repair or restoration than the amount of insurance proceeds received by Landlord, if any, on account of the casualty.

15.	Default by Tenant. Any one of the following events will be a default by Tenant:
(a)	Non-Payment. Tenant fails to pay when due, or within 5 days of its due date, any installment of rent or any other payment required under this Lease;

(b)	Abandonment. Tenant abandons a substantial portion of the Premises;

(c)	Breach. Tenant fails to comply with or abide by this Lease, other than the payment of rent or any other sum to be paid by Tenant, and such failure is not cured within 30 days after receipt of written notice by Landlord to Tenant of such failure;

(d)	Insolvency. Tenant files a petition or is adjudged bankrupt or insolvent under the federal Bankruptcy Act, as amended, or any similar law or statute of the United States or any state; or a receiver or trustee is appointed for all or substantially all of the assets of Tenant; or Tenant makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors; or

(e)	Liens. Except for liens existing as of the date of this Lease, Tenant does or permits to be done any act that results in a lien being filed against the Premises, and the lien is not consented to in writing by the Landlord or is not removed within 60 days.
16.	Landlord’s Remedies Upon Default by Tenant. If Tenant defaults, Landlord may pursue any one or more of the following remedies without notice or demand:
(a)	Lease Termination. Terminate this Lease, in which event Tenant immediately must surrender the Premises to Landlord, and if Tenant fails to surrender the Premises, then Landlord, without prejudice to any other remedy which it may have for possession or arrearages in rent, may enter and take possession of the Premises and lock out, expel or remove Tenant, Tenant’s representative, or any other person who may be occupying all or any part of the Premises, all without liability for damages. Tenant agrees to pay on demand the amount of all loss and damage that Landlord may suffer by reason of the termination of the Lease under this subparagraph, whether through inability to relet the Premises on satisfactory terms or otherwise.

(b)	Entry and Relet. Enter and take possession of the Premises and lock out, expel or remove Tenant, Tenant’s representative, and any other person who may be occupying all or any part of the Premises, all without liability for damages, and relet the Premises on behalf of Tenant (on such terms as Landlord in its sole discretion will see fit) and receive directly the rent by reason of the reletting. Tenant agrees to pay Landlord on demand any deficiency that may arise by reason of any reletting of the Premises.
(c)	Entry and Compliance. Enter the Premises, without liability for damages, and do whatever Tenant is obligated to do under this Lease. Tenant agrees to reimburse Landlord on demand for any expenses that Landlord may incur in effecting compliance with Tenant’s obligations under this Lease. Further, Tenant agrees that Landlord will not be liable for any damages resulting to Tenant from so effecting compliance.

(d)	Tenant’s Property. In the event of re-entry and possession by Landlord, Landlord may remove and store the property of Tenant without liability for safekeeping and Tenant will be liable for the moving and storage charges.

(e)	Remedies Not Exclusive. The remedies above are not exclusive but are in addition to all other remedies of Landlord, and resort to any remedy will not prevent Landlord from using any other remedies available to it. Landlord will have no duty to mitigate its damages.
17.	Public Liability, Property Damage Insurance. Tenant will obtain and keep in full force and effect during this Lease an adequate Commercial General Liability policy of insurance protecting Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury, and property damage based upon, involving, or arising out of the ownership, use, occupancy, or maintenance of the Premises and all areas appurtenant thereto. The insurance must have minimum coverage of $1,000,000.00 for combined single limit liability

18.	Indemnification of Landlord. Tenant must defend and indemnify Landlord from and against any and all claims, actions, damages, liability and expense not compensated by Landlord’s insurance in connection with loss of life, personal injury or damage to property arising from or out of any occurrence in, upon or at the Premises, occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, tenants or concessionaires. If Landlord, without fault on its part, is made a party to any litigation commenced by or against Tenant, then Tenant must defend and indemnify Landlord and must pay all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred or paid by Landlord in connection with such litigation.

19.	Landlord’s Lien. As security for rents and other charges to be paid by Tenant and for the covenants and agreements to be performed by Tenant, a lien is reserved upon the Premises and on the interest of Tenant in and to the same in favor of the Landlord, prior and superior to any and all other liens thereupon whatsoever. This paragraph will not be construed as providing Landlord with a security interest in or lien on any of the Tenant’s assets, except Tenant’s leasehold interest.

20.	Landlord’s Liability and Subrogation. Landlord will not be liable to Tenant or Tenant’s employees, patrons, or visitors for any damage to persons or property related to the action, omission, or negligence of Tenant and Tenant agrees to defend and hold Landlord harmless from all claims for any such damage. Tenant may, at Tenant’s option, maintain insurance protecting and indemnifying Tenant against any damage or loss of Tenant’s fixtures and contents located on or about the Premises to the extent of the full insurance value of such fixtures and contents. Landlord will not be liable to any damage or loss of Tenant’s fixtures or contents for any cause, including theft, fire, flood, or other acts. Tenant waives all rights of subrogation against Landlord with respect to the perils described above.

21.	Access to and Inspection of Premises. Landlord shall have the right to inspect the Premises during normal business hours, provided that Landlord gives Tenant advance notice of such entry. Landlord will have a right of access upon 48 hours advance notice to show the Premises in connection with a prospective sale, lease or financing. In emergency situations, Landlord may enter the Premises without prior notice to Tenant.

22.	Signs. Tenant may erect and place appropriate signs about the Premises after receiving Landlord’s prior written consent and all applicable government approvals. At the end of the Lease, Tenant must remove all signs from the Premises and repair any damage or defacement to the Premises caused by the removal.

23.	Lease Expiration.
(a)	Surrender. At the expiration of the Lease, or its termination under any clause herein, Tenant covenants and agrees to vacate and surrender possession of the Premises to Landlord in as good as condition as existed at the commencement date, excepting only ordinary wear and tear.

(b)	Forfeiture. Upon expiration of this Lease, or termination under any clause herein, Tenant will forfeit all right, title and interest in and to the Premises and any additions or improvements to the Premises made by Tenant, except to the extent provided below. At its option, Landlord may require Tenant to restore the Premises to the condition existing at the time Tenant took possession, with all costs of removal or alterations borne by Tenant.

(c)	Equipment Removal. Tenant has the right at any time to remove any and all equipment and business or trade fixtures, or other property relating to Tenant’s business, from the Premises before the termination of the Lease. If Tenant does so, it must restore the Premises to the condition existing at the time Tenant took possession, with all costs of removal or alterations borne by Tenant. If Tenant does not remove its property before or at the termination of the Lease, Landlord may remove and store the property, or any portion thereof, all without liability for safekeeping. Tenant will be liable for the moving and storage charges. If Tenant does not claim the property within 60 days after the termination of the Lease, it will be deemed abandoned by Tenant and will become the property of the Landlord without compensation to the Tenant.

(d)	Holding-Over. At the termination of the Term, holding over by Tenant, with or without Landlord’s consent, will constitute a month-to-month tenancy upon the same terms and conditions as set forth herein, except that the monthly rental due to Landlord will be equal to 1.50 times the rental due during the last month of the just-expired term.
24.	Assignment and Subletting. It is understood that Tenant may wish to assign this Lease or sublet all or any part of the Premises. Tenant is authorized to assign this Lease or sublet all or any part of the Premises only after receiving the prior written consent of Landlord for assignment or subletting to tenants approved by Landlord. No assignment or subletting will relieve Tenant from liability for performance of its obligations under this Lease.

25.	Binding Agreement. Subject to the section titled “Assignment and Subletting,” this Lease will inure to the benefit of and bind the parties and their respective representatives, executors, administrators, heirs, permitted successors and permitted assigns.

26.	Headings. The paragraphs titles are for convenient reference only and do not affect the construction, interpretation, or meaning of the text.

27.	Governing Law; Partial Invalidity. This Lease is governed by Ohio law. If a court of competent jurisdiction determines that any provision of this Lease is void, illegal or unenforceable, the other provisions will remain in full force and effect, and the provision determined to be void, illegal or unenforceable will be limited so that this Lease will remain in effect to the fullest extent permissible by law.

28.	Waiver. The failure by either party to require strict performance by the other of any of the provisions of this Lease will not waive or diminish the party’s right to demand strict compliance therewith or with any other provision.

29.	Time is of the Essence. Tenant understands and agrees that time is of the essence in the performance of its obligations and exercise of its rights.

30.	Entire Agreement; Amendments. This Lease contains the entire agreement between the parties and supersedes all prior agreements between the parties, whether written or oral, with respect to the subject matter hereof. This Lease may be modified or amended only by a writing signed by the parties.

31.	“For Lease”, “For Rent” and “For Sale” Signs. Landlord will be entitled to place “For Rent” or “For Sale” signs on or about the Premises and to show the Premises to prospective tenants or buyers at all reasonable times.

32.	Subordination. Non-Disturbance, Attornment, Estoppel Certificate.
A. Landlord has the right at any time to place upon the Premises and/or Property any mortgage which will be prior to the rights of the Tenant under this Lease, and the Tenant will, at no expense to Landlord, execute any and all instruments deemed by the Landlord necessary to subordinate this Lease to such mortgage. As a condition of the subordination requirement imposed on Tenant, Landlord will use Landlord’s best efforts to have the mortgagee agree that if this Lease is in full force and effect, the right of possession of Tenant to the Premises will not be affected by the mortgagee in the exercise of its rights under the mortgage, nor will Tenant be named as a party defendant to any foreclosure of the mortgage, nor in any other way be deprived of Tenant’s rights under this Lease.
B. Subject to the requirement that Tenant not then be in default under any of its obligations under this Lease, if the mortgagee, or any other person, acquires title to the Property, this Lease will not be terminated or affected by any such proceeding, and the mortgagee will agree that any sale of the Property pursuant to the exercise of any rights under the mortgage, will be made subject to this Lease and the rights of Tenant hereunder.
C. Tenant agrees to attorn to the mortgagee or any other person who acquires title to the Property as its new Landlord, and this Lease will continue in full force and effect as a direct Lease between Tenant and mortgagee or such other person, upon all the terms, covenants, and agreements set forth in this Lease. No successor Landlord is liable for any defaults of Landlord hereunder or for any security deposit or rent deposit made to Landlord on account of this Lease, or for any other obligation of Landlord under this Lease.
D. Within five days after request, Tenant must deliver to Landlord or Landlord’s mortgagees, an estoppel certificate in such reasonable form as requested by Landlord or Landlord’s mortgagee.
33.	Force Majeure. Neither Landlord nor Tenant will be required to perform any provision in this Lease so long as such performance is delayed or prevented by any acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within the control of Landlord or Tenant and which, by the exercise of due diligence, Landlord or Tenant is unable, wholly or in part, to prevent or overcome.

34.	Recording. This Lease will not be recorded. A Memorandum of Lease may be recorded at the cost of the party requesting recordation.

35.	Notices. All notices under this Lease must be in writing and delivered to the parties at their addresses as set forth above.

36.	Landlord’s Use of Common Areas. All common areas or areas outside the Premises can be used by Landlord for any purpose within its sole discretion provided that such use does not preclude Tenant’s access to the Premises.

     The parties have executed this Lease as of the day and year first above written.

LANDLORD GTS SERVICES, LLC
By:	/s/ Michael P. Valentine
	Printed Name:	Michael P. Valentine
	Title:	President

TENANT GROUP TRANSPORTATION SERVICES, INC.
By:	/s/ Michael P. Valentine
	Printed Name:	Michael P. Valentine
	Title:	President

Landlord’s Acknowledgement

STATE OF OHIO	)
	)	SS
COUNTY OF SUMMIT	)
     Before me, a Notary Public in and for the State of Ohio, personally appeared GTS SERVICES, an Ohio limited liability company, by Michael P. Valentine, it’s Authorized Member, who, being first duly sworn, acknowledged that he signed the Lease on behalf of the company, that the same was his free act and deed and the free act and deed of the company.
     In Witness Whereof, I have hereunto set my hand and subscribed my official seal at Akron, Ohio, this 3rd day of March, 2006.

/s/ Daniel R. Bryan
NOTARY PUBLIC

Tenant’s Acknowledgment

STATE OF OHIO	)
	)	SS
COUNTY OF SUMMIT	)
     Before me, a Notary Public in and for the State of Ohio, personally appear d Group Transportation Se vices, Inc., an Ohio corporation, by Michael P. Valentine, its President, who, being first duly sworn, acknowledged that he signed the Lease on behalf of the corporation, and that the same was his free act and deed and the free act and deed of the corporation.
     In Witness Whereof, I have hereunto set my hand and subscribed my official seal at Akron, Ohio, this 3rd day of March, 2006.

s/ Daniel R. Bryan
NOTARY PUBLIC